News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma, 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Rene Punch
Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release
June 1, 2023

UNIT CORPORATION DECLARES QUARTERLY CASH DIVIDEND
Tulsa, Oklahoma . . . Unit Corporation (OTCQX: UNTC) (Company) announced today that its Board of Directors declared a quarterly cash dividend of $2.50 per share of common stock for the second quarter of 2023. The dividend will be paid on June 26, 2023, to shareholders of record as of the close of business on June 16, 2023. The quarterly cash dividend will be funded by cash on the Company’s balance sheet.
About Unit Corporation
Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas production and contract drilling. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.